CONFIDENTIAL – VIA HAND DELIVERY

October 21, 2010

Mr. Thomas W. Barney
717 Laurel Street
Longmeadow, MA  01106

Dear Tom:

For the reasons that we have discussed, Berkshire Hills Bancorp, Inc. and Berkshire Bank (collectively, the "Company") and you have reached a mutual decision to terminate your employment effective January 7, 2011 or sooner, if mutually agreed upon. The Company desires to resolve any and all issues relating to the conclusion of your employment amicably and on mutually satisfactory terms.  To that end, the Company is offering you a separation package in accordance with the terms of this Letter Agreement.  Upon your signature, this Letter Agreement shall constitute the agreement between you and the Company on the terms of your separation from employment as follows:

1.           Your employment shall terminate effective January 7, 2011 (the “Termination Date”) or sooner if mutually agreed upon.

2.           You shall be paid your earned salary through the Termination Date.  Although you are not otherwise entitled to it, in consideration of your acceptance of this Letter Agreement, the Company shall provide you with lump sum payment of $230,000 (“Lump Sum Payment”), less legally required withholdings.  You agree that under the terms of certain “Berkshire Hills Bancorp, Inc. 2003 Equity Compensation Plan Restricted Stock Award Agreements” signed by Employee on January 30, 2008, and January 30, 2009, respectively (the “Restricted Stock Agreements”), you hereby forfeit your unvested Stock Awards, as defined in the Restricted Stock Agreements, as of the Termination Date and all of your rights to any unvested stock are null and void.  Your Lump Sum Payment shall be made on the later to occur of the following: (i) the Company’s next regularly scheduled pay date following the actual Termination Date; or (ii) the Company’s next regularly scheduled pay date following the 8-day period after you have executed this Letter Agreement and returned it to the Company without revocation.  No Company contribution or match shall be made to the Company's 401(k) Plan on account of the Lump Sum Payment or otherwise after the Termination Date.  You also agree that any and all Change in Control Agreements entered into between you and the Company shall also become null and void and of no further recourse to either party as of the Termination Date.

3.           The Company also agrees to provide you with group health and dental insurance coverage, if applicable, through the Termination Date.  After that date, you shall be entitled to receive extended health coverage through the Company, at your own expense, at whatever premium the Company is permitted to charge by law and for whatever period is provided by law.  You shall receive further information concerning your rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”).

4.           Other than the obligations of the Company as set forth under the terms of paragraphs 2 and 3 of this Letter Agreement, you represent and agree that you are not entitled to any other wages, salary, bonuses, benefits or any other compensation or reimbursements from the Company.

5.           As is standard in situations where an employer is paying an employee additional compensation upon separation, you agree to waive and release and promise never to assert any and all claims that you have or might have against the Company, arising from and related to your employment with and/or separation from the Company.  For purposes of this Letter Agreement, the term “Company” means and includes Berkshire Bank and Berkshire Hills Bancorp, Inc., their predecessors and successors, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agents and assigns, and all of their parent or controlling corporations, and their affiliates and subsidiaries, or any other legal entity describing Berkshire Bank and Berkshire Hills Bancorp Inc.'s organization or through which they conduct business.

6.           You represent and warrant that you have not filed any complaints, charges or claims against the Company with any local, state or federal court or administrative agency.  Except with respect to any rights arising out of this Letter Agreement and any rights that you may have to unemployment compensation, you specifically agree that you waive and release any and all manner of claims you ever had, now have or may have under any federal or state labor, employment, retaliation or discrimination laws, statutes, public policies, orders or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Rehabilitation Act of 1973, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended, Chapters 149 through 154 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law, including but not limited to claims relating to breach of an oral or written contract, wrongful discharge, misrepresentation, defamation, interference with prospective economic advantage, interference with contractual relationship, intentional and negligent infliction of emotional distress, negligence, breach of the covenant of good faith and fair dealing and any claims under the Restricted Stock Agreement.  It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE, but that you are not waiving or releasing any rights or claims that arise after the date that this Letter Agreement is executed.  The consideration given by the Company in exchange for your General Release exceeds anything of value to which you otherwise were entitled in the absence of a waiver.

7.           Release of ADEA Claims.  Not in limitation of the previous paragraph, by signing this Letter Agreement, you agree and understand that you are waiving, relinquishing and releasing any and all claims or rights that you have or may have against the Company arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., and its state law equivalent.  You are not, however, waiving any rights or claims that may arise after the execution of this Letter Agreement.  You specifically acknowledge that this waiver and release releases the Company from liability to you for any alleged violation of the ADEA to the date of this Letter Agreement.

8.           With respect to the rights and claims that you are waiving, you are waiving not only your right to recover in an action that you might commence, but also your right to recover in any action brought on your behalf by any other party, including, but not limited to, the U.S. Equal Employment Opportunity Commission, or any other federal, state or local governmental agency or department.  Nothing in this Letter Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the Massachusetts Commission Against Discrimination (“MCAD”) to enforce the anti-discrimination laws.  Also, nothing in this Letter Agreement may be used to justify interfering with the employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or MCAD.  In addition, and not in limitation of the foregoing, you hereby forever release and discharge the Company from any liability or obligation to reinstate or reemploy you in any capacity.

9.           By executing this Letter Agreement, you agree to keep the terms of this document confidential.  However, nothing in this Letter Agreement shall prohibit you from disclosing such confidential information (i) to your counsel and accountants; (ii) to your spouse; (iii) to government authorities requesting such information; and (iv) as otherwise required by law.  You also acknowledge and agree that you have been the recipient of confidential and proprietary business information and you agree that you will not use or disclose such confidential and proprietary information except as may be expressly permitted by the Company in writing or as may be required by law.

10.           You further agree to return all Company documents and other Company property immediately upon request by the Company.  You also agree to cooperate with the Company to the extent that your knowledge of facts concerning the Company’s business is required for any court or administrative proceeding.  The Company agrees not to contest any claim for unemployment benefits filed by you so long as you do not state any other claims against the Company in the process of seeking unemployment benefits.  You agree that the Company has provided you with the Massachusetts Division of Unemployment Assistance pamphlet entitled “How To File For Unemployment Insurance Benefits”.

 11.           You agree not to make any disparaging statements concerning the Company, its affiliates or current or former officers, directors, employees or agents and further agree not to take any actions or conduct which would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, employees or agents. The Company’s current President, Executive Vice Presidents and Senior Vice Presidents also shall not make any disparaging statements concerning you nor shall they take any actions or engage in conduct which would reasonably be expected to affect adversely your reputation.  The provisions of this paragraph shall not apply to any truthful statement required to be made by you or the Company in any legal proceeding or governmental or regulatory investigation. .

12.           You agree to execute and be bound by the terms and conditions set forth on the Non-Competition and Non-Solicitation Agreement, attached hereto as Exhibit A and incorporated herein.  You shall execute and deliver a signed original of Exhibit A to the Company simultaneously with your delivery of a signed original of this Letter Agreement.

13.           You acknowledge and agree that the restrictions set forth in this Letter Agreement and in Exhibit A are reasonable and necessary in order to protect the good will and legitimate business interests of the Company and that any violation thereof would likely result in irreparable injury to the Company.  You therefore agree that, in the event of a violation or threatened violation of any of the restrictions on conduct by you contained in this Letter Agreement and/or Exhibit A, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, in addition to any other rights or remedies.

14.           In addition to the remedies provided in this Letter Agreement, Exhibit A and otherwise available at law or in equity, in the event of any breach by you of the restrictions contained in this Letter Agreement and Exhibit A, the Company shall have the right (and the exercise of such right shall not constitute an election of remedies) to recover from you the amount of any portion of the Separation Pay that shall have been paid to you under this Letter Agreement and cease all future installment payments of the Separation Pay, in which event you shall be deemed to have forfeited (as liquidated damages and not a penalty) your right to the Separation Pay, and the Company also shall have the right to recover the reasonable fees and disbursements of its counsel incurred in connection with the pursuit of any and all remedies pertaining to such breach or impending breach.

15.           If the Company shall exercise its rights under the previous paragraph of this Letter Agreement, then the Letter Agreement and Exhibit A shall remain in full force and effect and the obligations imposed upon you in both documents shall continue.

16.           You acknowledge that you will have twenty-one (21) days from receipt within which to consider whether or not it is in your best interest to accept this offer and sign this Letter Agreement and that you may rescind it within seven days of the day you sign it, after which time it becomes unrevokable.  Prior to executing this Letter Agreement, I advise you to consult with an attorney before signing this Letter Agreement.  By signing this Letter Agreement, you represent that you have carefully read this document, that you understand it, and that you have had an opportunity to consult with and review this with an attorney of your choice.  You also represent that you know and understand the contents of this Letter Agreement, including its final and binding effect on your rights and duties, and that you freely and voluntarily assent to all the terms and conditions with the full intent of releasing the Company from all claims.  You represent that the only consideration for signing this Letter Agreement are the terms stated herein; that no other promises, representations or agreements of any kind have been made to or with you to cause you to sign this Letter Agreement.  You represent that your waivers are in exchange for extra consideration to which you would not have been entitled in the absence of the waivers.  You further acknowledge and agree that the Company is not undertaking to advise you with respect to any tax consequences of this Letter Agreement and that you are solely responsible for determining those consequences.

17.           This Letter Agreement shall become effective and enforceable the eighth day after you have executed the document and delivered it to the Company.  A stamped-return envelope is enclosed for your convenience.  You understand that you have the right to revoke this Letter Agreement at any time within that period.  If you choose to revoke, this Letter Agreement may only be revoked in its entirety.  Once revoked, no provision of this Letter Agreement shall be enforceable.

18.           You acknowledge that the payments and benefits described in this Letter Agreement constitute a special separation benefit which the Company is providing in its discretion due to your unique circumstances and that you are not otherwise entitled to receive this entire separation package from the company.

19.           We agree and specifically acknowledge that we are entering into this Letter Agreement for the purpose of amicably resolving any and all issues relating to the conclusion of, or any other matter related to your employment with the Company.  This Letter Agreement supersedes any previous agreement, whether written or oral, that you may have had with the Company and any other agreement is merged into and extinguished by this Letter Agreement.  This Letter Agreement shall not be deemed an admission by the Company of a violation of any statute or law or wrongdoing of any kind.

20.           The terms of this Agreement are contractual in nature and not a mere recital, and it shall take effect as a sealed document.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of law rules, and this Agreement shall be deemed to be executed and performed in Massachusetts and shall be enforceable only in the Massachusetts courts.

If you are in agreement with the terms of severance set forth above, please indicate by executing a copy of this letter and returning it to me.

BERKSHIRE HILLS BANCORP, INC.

By:	Michael P. Daly
Michael P. Daly

I understand and agree completely to the foregoing as of October 21 , 2010

/s/ Thomas W. Barney
Thomas W. Barney

Witness:	/s/ Wm. Gordon Prescott
Wm. Gordon Prescott

EXHIBIT A

NON-SOLICITATION AND NON-COMPETITION AGREEMENT

This Non-Solicitation and Non-Competition Agreement (this “Agreement”) dated October ____, 2010 between BERKSHIIRE HILLS BANCORP, INC., a Delaware corporation with a principal place of business located in Pittsfield, Massachusetts and THOMAS W. BARNEY of Longmeadow, Massachusetts (“Barney”).

PRELIMINARY STATEMENT

The Company (defined for purposes of this Agreement to mean and include Berkshire Hills Bancorp, Inc., together with its primary subsidiaries Berkshire Bank and Berkshire Insurance Group, Inc., their predecessors and successors, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agents and assigns, and all of their parent or controlling corporations, and their affiliates and subsidiaries, or any other legal entity describing Berkshire Bank, Berkshire Insurance Group, Inc. and Berkshire Hills Bancorp Inc.'s organization or through which they conduct business) and Barney are parties to a Letter Agreement of even date herewith (the “Separation Agreement”), which is incorporated herein by reference; and

Pursuant to the terms of the Separation Agreement, the Company has agreed to pay Barney Separation Pay in the gross amount of $230,000, less customary payroll taxes and deductions; and

Pursuant to the terms of the Separation Agreement, Barney has agreed to enter into a this Agreement in partial consideration for the Company’s agreement to pay Barney the Separation Pay; and

The duration of this Agreement is one (1) year from the Termination Date set forth in the Separation Agreement; provided, however, that notwithstanding anything else herein to the contrary Barney’s obligations under Section 3 of this Agreement shall continue in perpetuity; and

Barney agrees and acknowledges that by virtue of his position in the Company, he is familiar with and in possession of the Company's trade secrets, customer information, and other confidential information which are valuable to the Company, and that their goodwill, protection, and maintenance constitute a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. Barney agrees and acknowledges that the non-competition restrictions set forth in this Agreement are reasonable and necessary and do not impose undue hardship or burdens on him.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Non-Competition.

(a)           Barney hereby agrees that, beginning on January 8, 2011 and for a period of approximately 1 year thereafter - until December 31, 2011 – (the “Non-Competition Period”), Barney shall not, directly or indirectly own, manage, operate, join, be employed by, perform services, consulting or other work for, or provide any assistance to (the “Prohibited Activities”), any corporation, partnership, or other entity or person which owns, manages, operates, controls, participates in the ownership, management, operation or control of, is employed by, performs services or other work for, provides any assistance to, is engaged with respect to any banking, insurance, wealth management or financial services business including, but not limited to, banks, insurance businesses or credit unions, which engages in such banking, insurance, wealth management or financial services business and has an office or offices located within Berkshire County, Massachusetts (a “Competitor Employer”).

(b)           Barney acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth herein and the geographic areas of restriction are fair and reasonable and are reasonably required for the protection of the interests of the Company.

(c)           In the event that the provisions of this Agreement relating to the time periods and/or geographic areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas that such court deems reasonable and enforceable, the time period and/or geographic areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or geographic areas under this Agreement.

(d)           In the event that a Competitor Employer contacts Barney for the purpose of requesting that Barney engage in Prohibited Activities with a Competitor Employer during the Non-Competition Period, Barney may request that the Company waive the provisions of Section 1(a) of this Agreement.  The Company shall consider Barney’s request for a waiver, but is under no obligation to grant the waiver.  The Company shall have absolute and sole discretion to decide whether or not to grant the waiver.  If, in its absolute and sole discretion, the Company decides to grant the waiver request, the waiver shall not become effective until Barney and the Company shall have entered into a written modification of this Agreement, signed by both parties.

2.           Non-Solicitation.  Barney hereby agrees that, beginning on January 8, 2011 and for a period of approximately 1 year thereafter - until December 31, 2011 - Barney will not, directly or indirectly, on his own behalf or on behalf of any third person or entity, and whether through his own efforts or through the efforts or assistance of any other person or entity (including, without limitation, any person employed by or associated with any entity with whom he is or may become employed or associated):

(a)           Solicit or accept any banking, insurance, wealth management or financial services business from (i) any individual or entity that was a client or customer of the Company at any time during the six (6) months immediately prior to the end of Barney’s employment with the Company, or (ii) any individual or entity that was a prospect of the Company at any time during the twelve (12) months immediately prior to the end of Barney’s employment with the Company, if he directly solicited such prospect or if he directly or indirectly, in whole or in part, supervised or participated in solicitation activities related to such prospect; provided, however, that Barney may accept employment with a Company client or customer or prospect that is not a Competitor Employer; or

(b)           Participate in hiring, hire or employ an employee or consultant of the Company, or solicit, encourage or induce any such employee or consultant to terminate his or her employment or other relationship with the Company;

(c)           Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier or vendor of the Company, or solicit such party to discontinue or reduce its business with the Company.

Barney also agrees that for a period of six (6) months after his employment with the Company ends, he will inform his potential and actual future employers of his obligations under this Agreement.

3.           Protection and Non-Disclosure of Confidential Information.  Barney hereby agrees and acknowledges that his employment with the Company has created a continuing relationship of confidence and trust between Barney and the Company with respect to Confidential Information.  Barney hereby warrants and agrees that he will keep in confidence and trust at all times after his employment with the Company shall terminate all Confidential Information known to him, and will not use or disclose such Confidential Information without the prior written consent of the Company.  Nothing in this Agreement is intended to or shall preclude Barney from providing truthful testimony or providing truthful information in response to a valid subpoena, court order or request of any federal, state or local regulatory or quasi-regulatory authority; provided, however, that, to the extent permitted by law, Barney has first provided to the Company as much advance notice as practicable of any such compelled disclosure, and further that Barney agrees to honor any order or ruling obtained by the Company quashing or barring any such subpoena, court order or request for disclosure.  As used in this Agreement, “Confidential Information” means any and all information belonging to the Company, which is of value to the Company and the disclosure of which could result in a competitive or other disadvantage to the Company.  Examples of Confidential Information are, without limitation, financial information, reports and forecasts; trade secrets, know-how and other intellectual property; software; market or sales information or plans; customer lists and information; business plans, prospects and opportunities; and possible acquisitions or dispositions of businesses or facilities that have been discussed by the management of the Company.  Confidential Information includes information Barney developed or learned in the course of his employment with and service as a director of the Company, as well as other information to which Barney may have had access in connection with his employment or service as a director.  Confidential Information also includes the confidential information of others, including, but not limited to, customers of the Company, with whom the Company has a business relationship.  Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless such information entered the public domain due to a breach of Barney’s obligations under this Agreement regarding Confidential Information or otherwise.

4.           Consideration.  As consideration for the obligations of Barney hereunder, the Company shall satisfy its obligations to Barney as described in the Separation Agreement.

5.           Defaults.  Barney shall be deemed to be in default of his obligations under this Agreement (a “Default”), if Barney shall have breached his obligations under Section 1 hereof and such breach shall continue for 15 days after the Company has given Barney notice of same.  Notwithstanding anything to the contrary contained in the foregoing sentence, Barney shall be deemed to be in default of his obligations under this Agreement (also a “Default”) immediately upon any breach of his obligations under Sections 2 and 3 hereof, and the Company shall not be obligated to provide any notice thereof or cure period.

6.           Remedies.

(a)           Barney acknowledges that in the event of an actual or threatened Default, the Company’s remedies at law will be inadequate.  Accordingly, the Company shall be entitled, at its election, to enjoin any actual or threatened Default, and/or to obtain specific performance of Barney’s obligations under this Agreement without the necessity of showing any actual damage or the inadequacy of monetary damages.  Any such equitable remedy shall not constitute the sole and exclusive remedy for any such Default, and the Company shall be entitled to pursue any other remedies at law or in equity.  In the event of a Default by Barney, the Company shall be entitled to (a) recover from Barney its costs, including reasonable attorneys’ fees, incurred in enforcing its rights under this Agreement and (b) cease making payments to Barney under paragraph 2 of the Separation Agreement without invalidating any portion of the Separation Agreement or this Agreement.

(b)           Any court proceeding to enforce this Agreement may be commenced by either party in the Berkshire Superior Court, Pittsfield, Commonwealth of Massachusetts.  The parties hereto submit to the exclusive jurisdiction of such court and waive any objection which they may have to the pursuit of any such proceeding in such court.

7.           Entire Agreement.  This Agreement, together with the Separation Agreement, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements, oral and written, between the parties with respect to the subject matter hereof.

8.           Non-Waiver.  The failure by a party in one or more instances to insist upon performance of any of the terms, covenants or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the seek enforcement of any of the terms, covenants or conditions of this Agreement following any breach of any of the terms, covenants, conditions, rights or privileges, shall non constitute, nor be deemed to constitute, a waiver of any of the terms, covenants or conditions of this Agreement, but the same shall continue and remain in full force and effect as if no such failure or forbearance had occurred.  No waiver of the terms, covenants or conditions of this Agreement shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

9.           Applicable Law.  This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the Commonwealth of Massachusetts applicable to contracts made and wholly to be performed in the Commonwealth.

10.           Binding Effect; Benefit.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, heirs and personal representatives.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto and their respective successors, assigns, heirs and personal representatives any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.           Amendments.  This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

12.           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as a sealed instrument as of the date first above written.

THOMAS W. BARNEY

BERKSHIRE HILLS BANCORP, INC.,

By:	/s/
Print name: Michael P. Daly
Its: President and CEO